UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 13, 2016

Canterbury Park Holding Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

001-31569	41-1775532
(Commission File Number)	(IRS Employer Identification No.)
1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⊠ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 – Completion of Acquisition or Disposition of Assets

On May 19, 2016, Canterbury Park Holding Corporation (the “Company”) announced it had completed two significant real estate transactions.

On May 13, 2016, the Company completed the sale of 23.8 acres of land on the North side of its Racetrack property to United Properties for approximately $4.3 million.  United Properties paid approximately $1.1 million of the purchase price in cash and issued the Company two promissory notes for the remaining approximately $3.2 million.  The promissory notes provide for payment over a three-year period at an interest rate of 1.43% and are secured by a mortgage on the property sold.

On May 13, 2016, the Company also completed the purchase of approximately 32 acres adjacent to the Racetrack from Eugene and Jane Hauer for a purchase price of $4.88 million, under a December 2015 agreement.

More information about these two transactions is contained in a press release dated May 19, 2016 (May 19, 2016 Press Release), a copy of which is filed as Exhibit 99.1 to this Form 8-K.

The Company had reported its entry in these two agreements in its Form 10-K for the year ended December 31, 2015.

Item 8.01-- Other Events

In the May 19, 2016 Press Release, the Company also provided updated information about its real estate development process.

Item 9.01 -- Financial Statements and Exhibits

(d)   Exhibits

Exhibit Number	Description
99.1	Canterbury Park Holding Corporation Press Release dated May 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated:	May 19, 2016	By:	/s/ Randall D. Sampson
Randall D. Sampson,
Chief Executive Officer